Exhibit 99

Florida East Coast Industries Increases 2005 Outlook for Railway and
Provides Update on Impact From Hurricane Wilma

- All Scheduled Rail Service Resumed -

- Repairs on Several Buildings in Flagler Station Underway -

          ST. AUGUSTINE, Fla., Dec. 8 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) (“FECI”) today increased the 2005 outlook for Florida East Coast Railway and provided an update on the impact of Hurricane Wilma on its operations.

          Adolfo Henriques, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated, “We are pleased to announce that as a result of our Railway’s strong performance during the first nine months of 2005 and our fourth quarter forecast, we are raising the Railway’s 2005 full-year outlook.”

          Railway segment revenues for 2005 are now expected to range between $230 and $235 million, an increase of 15% to 17% over 2004, and Railway segment operating profit is now expected to range between $59 and $61 million, an increase of 25% to 29% over 2004.  This operating profit outlook is $3 million higher than our previous outlook. These results include the impact of Hurricane Wilma but exclude any insurance recoveries or reimbursements.

          The Railway suspended service early Sunday, October 24, 2005, in anticipation of the arrival of Hurricane Wilma.  All scheduled rail service was resumed on November 7, 2005 on the 351-mile track located along the east coast of Florida after all sections of track and all rail crossings were cleared and passed inspection.  During these 14 days, power outages left many grade crossings along the Railway inoperable and, as a result, train speeds and the number of train starts had been reduced until power was fully restored.  The Railway, state transportation officials, and local authorities worked together to restore electricity and to temporarily close some of the Railway’s grade crossings.

          Mr. Henriques added, “We are extremely grateful for the incredible efforts on the part of all our Florida East Coast Railway and Flagler Development employees in response to the challenges brought on by Hurricane Wilma.  Our staff at the Railway worked diligently to resume operations as quickly as possible.”

          The Company estimates that Hurricane Wilma will reduce FECR’s fourth quarter revenues by approximately $1.5 to $2.5 million.  The Company also estimates that FECR will incur approximately $2.5 to $3.0 million of incremental expenses related to clean-up costs, property damage, grade crossing operations and support and additional train crew costs as a result of trains operating at reduced speeds.  The total net impact to the Railway’s fourth quarter operating profit, before any reimbursements or recoveries, is currently estimated to be approximately $3.0 to $4.0 million.  The Railway is in the process of filing claims for reimbursements and recoveries; however, the amount of any recoveries cannot be estimated at this time.

          Several of Flagler’s buildings located in Flagler Station sustained damage from Hurricane Wilma, primarily to roofs and landscaping.   The total damage is estimated to be approximately $5.0 to $5.5 million, of which approximately $3.0 to $4.0 million is currently expected to be recovered from insurance and tenants. Flagler’s 2005 results are still expected to be within the previously reported outlook and, as a result, the Company is maintaining its current 2005 outlook.

          About Florida East Coast Industries, Inc.
           Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company and Florida East Coast Railway, L.L.C. (FECR).  Flagler owns, leases and manages 7.8 million square feet of commercial and industrial space, as well as an additional 430,000 square feet under construction, and owns approximately 747 acres of entitled land and approximately 2,511 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company’s website at http://www.feci.com .

           This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may,” and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements.  Important factors that could cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions (particularly in the state of Florida, the Southeast U.S. and the Caribbean); the impact of weather related damages/problems, such as power outages and the Company’s ability to estimate the impact from Wilma and the ability to recover its estimated losses and additional costs from insurers and others, or other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             12/08/2005
    /CONTACT:  Bradley D. Lehan, Florida East Coast Industries,
+1-904-819-2128/
    /Web site:  http://www.feci.com /
    (FLA)